Exhibit 99.1

National Interstate Corporation Names Tony Mercurio Executive VP and Chief Operating Officer

RICHFIELD, Ohio, December 6, 2012—National Interstate Corporation (Nasdaq: NATL) announced that effective January 1, 2013, Tony Mercurio will become Executive Vice President and Chief Operating Officer of the Company. Mr. Mercurio joined National Interstate in 1997 and currently serves as Chief Executive Officer of Vanliner Insurance Company, one of National Interstate’s insurance subsidiaries.

Dave Michelson, the Company’s President and Chief Executive Officer stated, “Tony has held several key management positions during his 15 years at National Interstate. Most recently, Tony’s strong leadership has resulted in the successful integration of Vanliner following our acquisition in 2010. As National Interstate’s Chief Operating Officer he will be responsible for overseeing all products and for achieving sales and underwriting profit objectives. Tony is well respected in the insurance industry and within our Company and through this expanded role will ensure that National Interstate continues our excellent track record of profitable growth.”

Mr. Mercurio holds a Bachelors degree from the University of Mount Union and an MBA from Cleveland State University. He also earned the CPIA and ARM insurance designations.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com